                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 Schedule 13D

                  Under the Securities Exchange Act of 1934
                              (Amendment No. 2)*


                           IMPCO Technologies, Inc.
                               (Name of Issuer)

                                 Common Stock
                        (Title of Class of Securities)

                                  45255W106
                                (CUSIP Number)

                              Peter B. Bensinger
                       Bensinger, DuPont and Associates
                            20 North Wacker Drive
                           Chicago, Illinois  60606
                                (312) 726-8620
                (Name, Address and Telephone Number of Person
              Authorized to Receive Notices and Communications)

                                 June 5, 1998
           (Date of Event which Requires Filing of this Statement)


     If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Sections 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box [ ].

     NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Section 240.13d-7(b) for other parties to whom copies are to be sent.

     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (continued on following pages)

                              Page 1 of 12 Pages

===========================                            =========================
   CUSIP NO. 45255W106                  13D                Page 2 of 12 Pages
===========================                            =========================

================================================================================
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Estate of Edwin J. Schneebeck
--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                    (a) [ ]
                                                                    (b) [ ]
--------------------------------------------------------------------------------
   3   SEC USE ONLY


--------------------------------------------------------------------------------
   4   SOURCE OF FUNDS*

       N/A
--------------------------------------------------------------------------------
   5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

                                                                        [ ]
--------------------------------------------------------------------------------
   6   CITIZENSHIP OR PLACE OF ORGANIZATION

       State of Washington
--------------------------------------------------------------------------------
                    7    SOLE VOTING POWER
                         -0-
  NUMBER OF         ------------------------------------------------------------
   SHARES           8    SHARED VOTING POWER
BENEFICIALLY             -0-
OWNED BY EACH       ------------------------------------------------------------
  REPORTING         9    SOLE DISPOSITIVE POWER
 PERSON WITH             -0-
                    ------------------------------------------------------------
                    10   SHARED DISPOSITIVE POWER
                         -0-
--------------------------------------------------------------------------------
   11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       -0-
--------------------------------------------------------------------------------
   12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*

                                                                        [ ]
--------------------------------------------------------------------------------
   13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

       -0-
--------------------------------------------------------------------------------
   14  TYPE OF REPORTING PERSON*

       00
================================================================================

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

===========================                            =========================
   CUSIP NO. 45255W106                  13D                Page 3 of 12 Pages
===========================                            =========================

================================================================================
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Bethel J. Schneebeck
--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                    (a) [ ]
                                                                    (b) [ ]
--------------------------------------------------------------------------------
   3   SEC USE ONLY


--------------------------------------------------------------------------------
   4   SOURCE OF FUNDS*

       N/A
--------------------------------------------------------------------------------
   5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

                                                                        [ ]
--------------------------------------------------------------------------------
   6   CITIZENSHIP OR PLACE OF ORGANIZATION

       United States of America
--------------------------------------------------------------------------------
                    7    SOLE VOTING POWER
                         -0-
  NUMBER OF         ------------------------------------------------------------
   SHARES           8    SHARED VOTING POWER
BENEFICIALLY             -0-
OWNED BY EACH       ------------------------------------------------------------
  REPORTING         9    SOLE DISPOSITIVE POWER
 PERSON WITH             -0-
                    ------------------------------------------------------------
                    10   SHARED DISPOSITIVE POWER
                         -0-
--------------------------------------------------------------------------------
   11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       -0-
--------------------------------------------------------------------------------
   12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*

                                                                        [ ]
--------------------------------------------------------------------------------
   13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

       -0-
--------------------------------------------------------------------------------
   14  TYPE OF REPORTING PERSON*

       IN
================================================================================

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

===========================                            =========================
   CUSIP NO. 45255W106                  13D                Page 4 of 12 Pages
===========================                            =========================

================================================================================
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       David E. Schneebeck
--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                    (a) [ ]
                                                                    (b) [ ]
--------------------------------------------------------------------------------
   3   SEC USE ONLY


--------------------------------------------------------------------------------
   4   SOURCE OF FUNDS*

       N/A
--------------------------------------------------------------------------------
   5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

                                                                        [ ]
--------------------------------------------------------------------------------
   6   CITIZENSHIP OR PLACE OF ORGANIZATION

       United States of America
--------------------------------------------------------------------------------
                    7    SOLE VOTING POWER
                         -0-
  NUMBER OF         ------------------------------------------------------------
   SHARES           8    SHARED VOTING POWER
BENEFICIALLY             -0-
OWNED BY EACH       ------------------------------------------------------------
  REPORTING         9    SOLE DISPOSITIVE POWER
 PERSON WITH             -0-
                    ------------------------------------------------------------
                    10   SHARED DISPOSITIVE POWER
                         -0-
--------------------------------------------------------------------------------
   11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       -0-
--------------------------------------------------------------------------------
   12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*

                                                                        [ ]
--------------------------------------------------------------------------------
   13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

       -0-
--------------------------------------------------------------------------------
   14  TYPE OF REPORTING PERSON*

       IN
================================================================================

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

===========================                            =========================
   CUSIP NO. 45255W106                  13D                Page 5 of 12 Pages
===========================                            =========================

================================================================================
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Troy Schneebeck
--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                    (a) [ ]
                                                                    (b) [ ]
--------------------------------------------------------------------------------
   3   SEC USE ONLY


--------------------------------------------------------------------------------
   4   SOURCE OF FUNDS*

       N/A
--------------------------------------------------------------------------------
   5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

                                                                        [ ]
--------------------------------------------------------------------------------
   6   CITIZENSHIP OR PLACE OF ORGANIZATION

       United States of America
--------------------------------------------------------------------------------
                    7    SOLE VOTING POWER
                         -0-
  NUMBER OF         ------------------------------------------------------------
   SHARES           8    SHARED VOTING POWER
BENEFICIALLY             -0-
OWNED BY EACH       ------------------------------------------------------------
  REPORTING         9    SOLE DISPOSITIVE POWER
 PERSON WITH             -0-
                    ------------------------------------------------------------
                    10   SHARED DISPOSITIVE POWER
                         -0-
--------------------------------------------------------------------------------
   11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       -0-
--------------------------------------------------------------------------------
   12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*

                                                                        [ ]
--------------------------------------------------------------------------------
   13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

       -0-
--------------------------------------------------------------------------------
   14  TYPE OF REPORTING PERSON*

       IN
================================================================================

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

===========================                            =========================
   CUSIP NO. 45255W106                  13D                Page 6 of 12 Pages
===========================                            =========================

================================================================================
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Timothy J. Schneebeck
--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                    (a) [ ]
                                                                    (b) [ ]
--------------------------------------------------------------------------------
   3   SEC USE ONLY


--------------------------------------------------------------------------------
   4   SOURCE OF FUNDS*

       N/A
--------------------------------------------------------------------------------
   5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

                                                                        [ ]
--------------------------------------------------------------------------------
   6   CITIZENSHIP OR PLACE OF ORGANIZATION

       United States of America
--------------------------------------------------------------------------------
                    7    SOLE VOTING POWER
                         -0-
  NUMBER OF         ------------------------------------------------------------
   SHARES           8    SHARED VOTING POWER
BENEFICIALLY             -0-
OWNED BY EACH       ------------------------------------------------------------
  REPORTING         9    SOLE DISPOSITIVE POWER
 PERSON WITH             -0-
                    ------------------------------------------------------------
                    10   SHARED DISPOSITIVE POWER
                         -0-
--------------------------------------------------------------------------------
   11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       -0-
--------------------------------------------------------------------------------
   12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*

                                                                        [ ]
--------------------------------------------------------------------------------
   13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

       -0-
--------------------------------------------------------------------------------
   14  TYPE OF REPORTING PERSON*

       IN
================================================================================

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

===========================                            =========================
   CUSIP NO. 45255W106                  13D                Page 7 of 12 Pages
===========================                            =========================

================================================================================
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       The Schneebeck Family Trust
--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                    (a) [ ]
                                                                    (b) [ ]
--------------------------------------------------------------------------------
   3   SEC USE ONLY


--------------------------------------------------------------------------------
   4   SOURCE OF FUNDS*

       N/A
--------------------------------------------------------------------------------
   5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

                                                                        [ ]
--------------------------------------------------------------------------------
   6   CITIZENSHIP OR PLACE OF ORGANIZATION

       Washington
--------------------------------------------------------------------------------
                    7    SOLE VOTING POWER
                         -0-
  NUMBER OF         ------------------------------------------------------------
   SHARES           8    SHARED VOTING POWER
BENEFICIALLY             -0-
OWNED BY EACH       ------------------------------------------------------------
  REPORTING         9    SOLE DISPOSITIVE POWER
 PERSON WITH             -0-
                    ------------------------------------------------------------
                    10   SHARED DISPOSITIVE POWER
                         -0-
--------------------------------------------------------------------------------
   11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       -0-
--------------------------------------------------------------------------------
   12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*

                                                                        [ ]
--------------------------------------------------------------------------------
   13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

       -0-
--------------------------------------------------------------------------------
   14  TYPE OF REPORTING PERSON*

       OO
================================================================================

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

===========================                            =========================
   CUSIP NO. 45255W106                  13D                Page 8 of 12 Pages
===========================                            =========================

================================================================================
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Judith S. Bensinger
--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                    (a) [ ]
                                                                    (b) [ ]
--------------------------------------------------------------------------------
   3   SEC USE ONLY


--------------------------------------------------------------------------------
   4   SOURCE OF FUNDS*

       N/A
--------------------------------------------------------------------------------
   5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

                                                                        [ ]
--------------------------------------------------------------------------------
   6   CITIZENSHIP OR PLACE OF ORGANIZATION

       United States of America
--------------------------------------------------------------------------------
                    7    SOLE VOTING POWER
                         -0-
  NUMBER OF         ------------------------------------------------------------
   SHARES           8    SHARED VOTING POWER
BENEFICIALLY             -0-
OWNED BY EACH       ------------------------------------------------------------
  REPORTING         9    SOLE DISPOSITIVE POWER
 PERSON WITH             -0-
                    ------------------------------------------------------------
                    10   SHARED DISPOSITIVE POWER
                         -0-
--------------------------------------------------------------------------------
   11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       -0-
--------------------------------------------------------------------------------
   12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*

                                                                        [ ]
--------------------------------------------------------------------------------
   13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

       -0-
--------------------------------------------------------------------------------
   14  TYPE OF REPORTING PERSON*

       IN
================================================================================

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

===========================                            =========================
   CUSIP NO. 45255W106                  13D                Page 9 of 12 Pages
===========================                            =========================

================================================================================
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Peter B. Bensinger
--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                    (a) [ ]
                                                                    (b) [ ]
--------------------------------------------------------------------------------
   3   SEC USE ONLY


--------------------------------------------------------------------------------
   4   SOURCE OF FUNDS*

       N/A
--------------------------------------------------------------------------------
   5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

                                                                        [ ]
--------------------------------------------------------------------------------
   6   CITIZENSHIP OR PLACE OF ORGANIZATION

       United States of America
--------------------------------------------------------------------------------
                    7    SOLE VOTING POWER
                         -0-
  NUMBER OF         ------------------------------------------------------------
   SHARES           8    SHARED VOTING POWER
BENEFICIALLY             -0-
OWNED BY EACH       ------------------------------------------------------------
  REPORTING         9    SOLE DISPOSITIVE POWER
 PERSON WITH             -0-
                    ------------------------------------------------------------
                    10   SHARED DISPOSITIVE POWER
                         -0-
--------------------------------------------------------------------------------
   11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       -0-
--------------------------------------------------------------------------------
   12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*

                                                                        [ ]
--------------------------------------------------------------------------------
   13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

       -0-
--------------------------------------------------------------------------------
   14  TYPE OF REPORTING PERSON*

       IN
================================================================================

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

===========================                            =========================
   CUSIP NO. 45255W106                  13D                Page 10 of 12 Pages
===========================                            =========================

================================================================================
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       The Schneebeck Foundation
--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                    (a) [ ]
                                                                    (b) [ ]
--------------------------------------------------------------------------------
   3   SEC USE ONLY


--------------------------------------------------------------------------------
   4   SOURCE OF FUNDS*

       N/A
--------------------------------------------------------------------------------
   5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

                                                                        [ ]
--------------------------------------------------------------------------------
   6   CITIZENSHIP OR PLACE OF ORGANIZATION

       Washington
--------------------------------------------------------------------------------
                    7    SOLE VOTING POWER
                         -0-
  NUMBER OF         ------------------------------------------------------------
   SHARES           8    SHARED VOTING POWER
BENEFICIALLY             -0-
OWNED BY EACH       ------------------------------------------------------------
  REPORTING         9    SOLE DISPOSITIVE POWER
 PERSON WITH             -0-
                    ------------------------------------------------------------
                    10   SHARED DISPOSITIVE POWER
                         -0-
--------------------------------------------------------------------------------
   11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       -0-
--------------------------------------------------------------------------------
   12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*

                                                                        [ ]
--------------------------------------------------------------------------------
   13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

       -0-
--------------------------------------------------------------------------------
   14  TYPE OF REPORTING PERSON*

       CO
================================================================================

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

                 ONLY THOSE ITEMS AMENDED ARE REPORTED HEREIN


Item 5.   Interest in Securities of the Issuer.

Item 6. Contracts, Arrangements, Understandings or Relationships With Respect to Securities of the Issuer.

     (a)-(c) On June 5, 1998, the Reporting Persons, pursuant to and in accordance with the terms and conditions of the Stock Purchase Agreement, dated as of May 6, 1998, among the Reporting Persons and Questor, Questor SBS and O'Neal which is described in Amendment No. 1 to the Reporting Persons' Schedule 13D, completed the sale of all shares of IMPCO Common Stock and IMPCO Preferred Stock beneficially owned by them.

     (d) Not applicable.

     (e) As a result of the closing of the transaction described above, the Reporting Persons do not beneficially own any shares of IMPCO Common Stock or IMPCO Preferred Stock.

                                  SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  June 11, 1998

                            ESTATE OF EDWIN J. SCHNEEBECK


                            By: /s/ Bethel J. Schneebeck
                                ------------------------------------------------
                                Bethel J. Schneebeck, Personal Representative


                            By: /s/ David E. Schneebeck
                                ------------------------------------------------
                                David E. Schneebeck, Personal Representative


                            By: /s/ Judith S. Bensinger
                                ------------------------------------------------
                                Judith S. Bensinger, Personal Representative


                                /s/ Bethel J. Schneebeck
                            ----------------------------------------------------
                            Bethel J. Schneebeck


                                /s/ David E. Schneebeck
                            ----------------------------------------------------
                            David E. Schneebeck


                             Page 11 of 12 Pages

                                    /s/ Troy Schneebeck
                                ------------------------------------------------
                                Troy Schneebeck



                                    /s/ Timothy J. Schneebeck
                                ------------------------------------------------
                                Timothy J. Schneebeck

                                THE SCHNEEBECK FAMILY TRUST



                                By:  /s/ Bethel J. Schneebeck
                                   ---------------------------------------------
                                   Name:  Bethel J. Schneebeck
                                         ---------------------------------------
                                   Title: Trustee
                                         ---------------------------------------



                                    /s/ Judith S. Bensinger
                                ------------------------------------------------
                                Judith S. Bensinger


                                    /s/ Peter B. Bensinger
                                ------------------------------------------------
                                Peter B. Bensinger

                                THE SCHNEEBECK FOUNDATION



                                By:  /s/ Peter B. Bensinger
                                   ---------------------------------------------
                                   Name:  Peter B. Bensinger
                                         ---------------------------------------
                                   Title: Vice Chairman
                                         ---------------------------------------









                             Page 12 of 12 Pages